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                                                                     EXHIBIT 4.3

         THIS NOTE AND ANY SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTED (COLLECTIVELY, THE "SECURITIES") HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.

         NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE PRINCIPAL OF NOR THE INTEREST ON THE INDEBTEDNESS CREATED OR EVIDENCED BY THIS NOTE OR ANY OTHER AMOUNTS IN RESPECT THEREOF SHALL BECOME DUE OR BE PAID OR PAYABLE EXCEPT TO THE EXTENT PERMITTED UNDER THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF MAY 6, 2003, BY AND AMONG CRK PARTNERS, L.P., CRK PARTNERS II, L.P., ESL INSTITUTIONAL PARTNERS, L.P., ESL INVESTORS, L.L.C., KMART HOLDING CORPORATION, KMART CORPORATION, AND GENERAL ELECTRIC CAPITAL CORPORATION, AS ADMINISTRATIVE AGENT (THE "SUBORDINATION AGREEMENT"), WHICH SUBORDINATION AGREEMENT IS INCORPORATED HEREIN WITH THE SAME EFFECT AS IF FULLY SET FORTH HEREIN.

                            KMART HOLDING CORPORATION

                       9.00% CONVERTIBLE SUBORDINATED NOTE

$1,322,559.00                   Due May 6, 2004                   Troy, Michigan
                                                                    May 6, 2003

                  Unless converted pursuant to Section 5 hereof, Kmart Holding Corporation, a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of ESL Institutional Partners, L.P. ("ESL Institutional"), a Delaware limited partnership (ESL Institutional, its successors or assigns, as applicable, "Holder"), in lawful money of the United States of America and in immediately available funds, the principal amount of ONE MILLION THREE HUNDRED TWENTY-TWO THOUSAND FIVE HUNDRED FIFTY-NINE AND NO/100 DOLLARS ($1,322,559.00) (the "Loan") on either (a) May 6, 2004, or (b) upon notice from Holder to Borrower prior to March 6, 2004 of Holder's election to extend the maturity date of this Note, May 6, 2006 (such applicable date, the "Maturity Date") (if repayment of the Loan is not permitted on the applicable maturity date set forth in subclause (a) or (b) of this paragraph under the Subordination Agreement, then the Loan shall become payable on demand on the first day permissible under the Subordination Agreement); and to pay interest at the time, in the form and at the rate set forth herein on the unpaid principal amount hereof, for the period commencing May 6, 2003 until such principal amount shall be paid in full. This Convertible Subordinated Note (as amended, supplemented, extended, restated, renewed, refunded, replaced, refinanced, increased in amount or otherwise modified, in each case from time to time and whether in whole or in part, this "Note") evidences the unpaid principal amount of the Loan together with all accrued and unpaid interest thereon (collectively, and together with all other amounts payable under this Note, the "Obligations").

                  The Holder agrees to make the Loan on the date hereof subject to and in accordance with the terms and conditions hereof. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Investment Agreement, dated as of January 24, 2003, among Borrower, ESL Investments, Inc. ("ESL") and the other parties thereto (as amended, restated, supplemented, modified or waived from time to time, the "Investment Agreement"). This Note is issued to Holder as the designee of ESL in accordance with and subject to the following terms and conditions:

         1.       INTEREST.

                  (a) The outstanding principal amount of the Loan shall accrue interest from the date hereof until all payments hereunder have been irrevocably paid in full or this Note has been converted as provided in Section 5 hereof at a per annum rate equal at all times to the lesser of (i) the maximum lawful rate of interest in

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effect at such time under "applicable law" (as defined below), and (ii) nine percent (9%), compounded semi-annually; provided, however, that in the event the Borrower fails to repay the principal amount of this Note, or any interest thereon, when due and such failure to pay continues for five (5) days, then the interest rate on any amount not paid when due shall be eleven percent (11%), compounded semi-annually. Interest shall be calculated on the basis of a year of 360 days and shall accrue on the outstanding principal amount of this Note and, to the extent permitted by law, on any accrued but unpaid interest thereon that has been compounded until all payments hereunder have been irrevocably paid in full or the Note has been converted as provided in Section 5. Except as otherwise provided herein, accrued and unpaid interest hereunder shall, subject to the terms of the Subordination Agreement, be due and payable semi-annually on the last Business Day of the months of January and July, with the first such payment being payable on July 31, 2003.

                  (b) It is expressly stipulated and agreed to be the intent of the Holder and the Borrower to, at all times, conform to and contract in strict compliance with applicable usury laws from time to time in effect. All agreements between the Holder and the Borrower, including, without limitation, this Note, are hereby limited by the provisions of this Section 1(b) which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment, default, demand for payment or acceleration of maturity), shall the interest taken, reserved, contracted for, charged, chargeable, received or collected under this Note exceed the maximum nonusurious amount permitted by applicable law (the "Maximum Amount"). If, from any possible construction of any agreement, document or instrument (including, without limitation, this Note), interest would otherwise be payable in excess of, or is adjudicated to be payable in excess of, the Maximum Amount, any such construction shall be subject to the provisions of this Section 1(b), and, ipso facto, such agreement, document or instrument shall be reformed and the interest payable shall be reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If the Holder shall ever receive anything of value that is characterized as interest under applicable law and that would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied first to the reduction of the outstanding principal amount of this Note, and second to the reduction of any other amounts due and payable under this Note, and not to the payment of interest, or promptly refunded to the Borrower or the other payor thereof if and to the extent such amount that would have been excessive exceeds such unpaid principal amount or such other amounts. The right to accelerate maturity of this Note or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Holder does not intend to take, reserve, contract for, charge, receive or collect any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the indebtedness to which it relates so that the amount of interest thereon does not exceed the Maximum Amount. As used in this Section 1(b), the term "applicable law" shall mean the laws of the State of Delaware or the federal laws of the United States, whichever laws allow the greater interest, applicable to commercial loans as such laws now exist or may be changed or amended or come into effect in the future.

         2.       PAYMENTS.

                  (a) All payments of principal and interest with respect to this Note shall be made on the due date thereof no later than 3:00 p.m., New York, New York time, in immediately available funds in lawful money of the United States of America (without any counterclaim, offset or deduction whatsoever and free and clear of, and without withholding or deduction for or on account of, any present or future taxes, levies, imposts, duties, charges or fees of any nature), to the Holder by wire transfer (and pursuant to specific instructions to be supplied by the Holder prior to the date of the first such payment). All payments (including all prepayments) hereunder received by the Holder shall be applied first to the payment of accrued and unpaid interest hereunder and only thereafter to the outstanding principal balance of this Note. Any payment received by the Holder after 3:00 p.m., New York, New York time, on any day, will be deemed to have been received on the next following "Business Day" (as hereinafter defined). "Business Day" means any day on which banks are not authorized to be closed for business in New York, New York.

                  (b) Holder and any individual or entity ("Person") to which the Holder sells, assigns, grants a participation in, or otherwise transfers, part or all of its interest in this Note agree that on the date the Holder or Person becomes a party to this Note, and from time to time thereafter if requested by the Borrower or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, it will deliver complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying the Holder's or such Person's exemption from United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Holder or Person under this Note, the Guarantee Agreement or under any other Transaction Document, provided that any such Holder or Person shall not be required to deliver such forms or statements because such exemption is not available to such Holder or Person as the result of a change in law or interpretation taking effect after the later of the date hereof, or the date on which such Person acquired an interest in the Note.

                  (c) Subject to the Holder's rights with respect to an "Event of Default" (as defined below) and the conversion of the Note pursuant to
Section 5, neither the outstanding principal amount of this Note nor any accrued and unpaid interest hereunder may be prepaid prior to the Maturity Date without the consent of the Holder.

                  (d) The Borrower agrees that to the extent the Borrower makes a payment or payments hereunder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, its successors or assigns under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

         3.       REPRESENTATIONS AND WARRANTIES.

                  The Borrower represents and warrants to the Holder that all of the statements contained in this Section 3 are true and correct as of the date of this Note (or, if made as of a specified date, as of such date):

                  (i) Corporate Existence; Compliance with Law. Each of Borrower and its Subsidiaries (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization as of the date hereof, (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect, (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted, except as would not reasonably be expected to have a Material Adverse Effect and except as otherwise provided in Section 3.1 of the Credit Agreement of even date hereof among Kmart Corporation, the other Credit Parties signatory thereto, the Lenders signatory thereto, General Electric Capital Corporation (as Administrative Agent, Co-Collateral Agent and Lender) and others (the "Credit Agreement"), (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except as which would not reasonably be expected to have a Material Adverse Effect and except as otherwise provided for in Section 3.1 of the Credit Agreement, (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable, and (f) is (and its respective properties are) in compliance with all applicable provisions of law, except where the failure to comply with such laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and except as otherwise provided for in Section 3.1 of the Credit Agreement.

                  (ii) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Borrower of this Note:
(a) is within Borrower's power, (b) has been duly authorized by all necessary corporate action, (c) does not contravene any provision of Borrower's charter or bylaws, (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority, (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, (f) does not result in the creation or imposition of any Lien upon any of the property of Borrower, and (g) does not require the consent or approval of any

Governmental Authority or any other Person, other than the Confirmation Order, which will have been duly obtained prior to the Closing Date, except, in the case of clauses (d) through (g), as would not reasonably be expected to have a Material Adverse Effect. This Note shall be duly executed and delivered by Borrower and shall constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         4.       EVENTS OF DEFAULT.

                  If any of the following events shall occur and be continuing (each such event, an "Event of Default"):

                  (i) the Borrower fails to repay the principal amount of this Note, or any interest thereon, when due and such failure to pay interest continues for five (5) days;

                  (ii) any representation or warranty made by the Borrower in this Note shall be false in any material respect when made;

                  (iii) the Borrower fails to convert the outstanding principal amount of this Note and any accrued and unpaid interest hereunder into shares of common stock in accordance with the terms of Section 5 and such failure continues for five (5) days;

                  (iv) the Borrower violates any material covenant, agreement or condition contained in this Note, which violation shall not have been cured for a period of forty-five (45) days following notice to the Borrower from the Holder;

                  (v) this Note, or any part thereof, shall (other than resulting from payment or by consent of the applicable parties thereto), at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny that the Borrower has any or further liability or obligation thereunder;

                  (vi) any default or breach occurs under any other agreement, document or instrument to which Borrower or any of its Subsidiaries is a party that is not cured within any applicable grace period therefor, and such default or breach involves the failure to make any payment when due in respect of any principal of or interest on indebtedness or guaranteed indebtedness for borrowed money (other than the Obligations) of Borrower or any of its Subsidiaries in excess of $50,000,000 in the aggregate (including amounts owing to all creditors under any combined or syndicated credit arrangements) and such failure causes, or permits any holder of such indebtedness or guaranteed indebtedness or a trustee to cause, such indebtedness or guaranteed indebtedness or a portion thereof in excess of $50,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, in each case, regardless of whether such right is exercised, by such holder or trustee;

                  (vii) the Borrower shall be liquidated, dissolved, adjudicated insolvent, or shall fail to pay, or shall admit in writing its inability to pay its debts as they mature, or shall make a general assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, custodian, trustee or similar officer for it or for all or any substantial part of its property, or such receiver, custodian, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise), or take any action to authorize the institution of, any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to the Borrower under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower and such proceeding shall not be dismissed within thirty (30) days after being instituted;

then, (x) upon the occurrence of any Event of Default described in clause (vii) of this Section 4, the Obligations shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the

Borrower, and (y) upon the occurrence of any other Event of Default, the Holder may, at its option, by written notice to the Borrower declare the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                  Other than as provided in this Section 4, the Note shall be satisfied only by Conversion pursuant to Section 5 or by payment in full of all amounts due hereunder.

         5.       CONVERSION.

                  (a) Conversion Right. Subject to and upon compliance with the provisions hereof, the Holder shall have the right, from time to time, to convert all or any portion of the Total Convertible Amount into as many shares of common stock of the Borrower as the portion of the Total Convertible Amount so converted is a multiple of the Initial Conversion Price or, in case an adjustment of such price has taken place pursuant to the provisions of this
Section 5, then at the price as last adjusted and in effect at the date this Note or portion thereof is surrendered for conversion (such price or such price as last adjusted, as the case may be, the "Conversion Price"). For the purposes of this Note, the term "Total Convertible Amount" shall mean, on any date, the sum of the unpaid principal amount of this Note and the accrued and unpaid interest thereon on such date. For the purposes of this Note, the term "Initial Conversion Price" shall mean $10 per share.

                  (b) Manner of Conversion. This Note may be converted on any Business Day prior to the Maturity Date (any such date of conversion, a "Conversion Date"). In order to exercise such conversion privilege, the Holder shall surrender this Note to the Borrower accompanied by a written statement (the "Conversion Notice") designating the portion of the Total Convertible Amount to be converted. If the Holder elects to convert this Note, or a portion thereof, such conversion (a "Conversion") shall be deemed to have taken place immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder as Holder of this Note shall cease to the extent of the portion of the Total Convertible Amount so converted and the Holder shall be treated for all purposes (with respect to such portion) as the record holder of the common stock issuable upon conversion at such time.

                  (c) Delivery of Stock Certificates, Etc. The Borrower, at its expense (including the payment by it of any applicable issue taxes, other than any taxes which may then be payable in respect of the transfer of any such shares), will issue and deliver to the Holder as promptly as practicable on or after a Conversion Date a certificate or certificates for the number of shares of common stock of the Borrower issuable upon the Conversion. If this Note shall be converted only in part, the Borrower shall, upon such conversion, execute and deliver to the Holder, at the expense of the Borrower, a new Note in principal amount equal to the unconverted portion of the Total Convertible Amount (dated as of the Conversion Date).

                  (d) Cash Adjustments on Conversion. No payment or adjustment shall be made upon any Conversion on account of any cash dividends declared for payment as of a record date prior to a Conversion Date on the shares of common stock issued upon such Conversion. The Borrower shall pay all interest on the portion of this Note surrendered for conversion accrued through the last full business day immediately preceding the date that the Conversion Notice shall have been received by the Borrower, provided that no such payment shall be made if the interest so accrued is converted pursuant to this Section
5. No fractional shares of common stock shall be issued upon conversion of this Note, but if the conversion results in a fraction, an amount equal to such fraction multiplied by the Per Share Market Price of the common stock on the last business day prior to the Conversion Date shall be paid in cash to the Holder. "Per Share Market Price" means, for any date of determination thereof, the average daily Market Price per share for the 15 trading days immediately preceding such date. The term "Market Price" shall mean: the last reported sale price regular way of the common stock on the securities exchange on which the common stock is at the time listed or admitted to unlisted trading privileges, or if the common stock is not at the time so listed or admitted to unlisted trading privileges, the average of the highest reported bid and lowest reported ask prices of the common stock on each such trading day as reported by the Nasdaq Stock Market or similar organization, or if no such report is available, then the fair market price as determined in good faith by the Board of Directors of the Borrower.

                  (e)      Adjustments to Conversion Price.

                           (i) Adjustments for Recapitalization. In case the Borrower at any time on or after the date hereof shall:

                           (A) pay a dividend or make a distribution in shares of common stock to holders of its capital stock of any class,

                           (B) subdivide its outstanding shares of common stock into a larger number of shares,

                           (C) combine its outstanding shares of common stock into a smaller number of shares,

                           (D) pay a dividend or make a distribution to holders of its common stock in (1) shares of its capital stock other than common stock,
                                    (2) assets (excluding cash dividends) or rights, or (3) warrants to subscribe for or purchase any of its securities (collectively, "Other Securities or Assets"),

         then the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction (x) the numerator of which shall be the total number of outstanding shares of common stock of the Borrower immediately prior to such event, and (y) the denominator of which shall be the total number of outstanding shares of common stock of the Company immediately after such event; provided that if the Borrower shall pay a dividend or make a distribution on its common stock in Other Securities or Assets, the Conversion Price shall be adjusted to the price obtained by multiplying the price then subject to adjustment by a fraction (x) the numerator of which shall be the Per Share Market Price of the common stock on the record date for such dividend or distribution, less the fair market value (on a per share of common stock basis and as determined in good faith by the Board of Directors of the Borrower) of the Other Securities or Assets so distributed, and
         (y) the denominator of which shall be the Per Share Market Price of the common stock on the record date for such dividend or distribution. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification.

                           (ii)     De Minimis Adjustments. Except as
         hereinafter provided, no adjustment of the Conversion Price hereunder shall be made if such adjustment results in a change of less than 1% in the Conversion Price then in effect. Any adjustment of less than 1% in the Conversion Price then in effect shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with adjustment or adjustments so carried forward, amounts to 1% or more of the Conversion Price then in existence.

                  (f) Adjustments for Reorganization. If the Borrower shall be reorganized or shall be merged into or consolidate with any another entity or shall sell all or substantially all of its assets or another entity shall be merged into Borrower and in connection therewith common stock of the Borrower shall be changed or converted into Successor Assets (as hereinafter defined), or if the Borrower shall issue by reclassification of its shares of common stock any shares of capital stock of the Borrower (each such event, an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of common stock immediately theretofore receivable upon conversion of this Note, such shares of stock, securities, assets or cash (collectively, the "Successor Assets") as may (by virtue of such Organic Change) be issued or payable with respect to or in exchange for a number of outstanding shares of common stock equal to the number of shares of common stock immediately theretofore so receivable by the Holder hereunder had such Organic Change not taken place. In any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions of this
Section 5 (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable as nearly as may be, in relation to any Successor Assets thereafter deliverable upon conversion of this Note.

                  (g) Dissolution or Liquidation. In the event of any proposed distribution of the assets of the Borrower in dissolution or liquidation (except under circumstances when Section 5(f) shall be applicable), the Borrower shall mail notice thereof to the Holder of this Note and shall make no distribution to stockholders until the expiration of 30 days from the date of mailing of such notice and, in any such case, the Holder may exercise the conversion rights with respect to this Note within 30 days from the date of mailing such notice and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

                  (h) Certain Events. If any event occurs of the type contemplated by Sections 5(e), 5(f), or 5(g) but not expressly provided for by such provisions which adversely affect the rights of the Holder in a manner different than the holders of common stock, then the Borrower's board of directors shall make an appropriate adjustment in the number of shares of common stock obtainable upon conversion of this Note pursuant to Section 5(a) so as to protect the rights of the Holder.

                  (i) Notice of Adjustment. Upon any adjustment or other change relating to the shares of common stock or other property issuable upon the Conversion pursuant to Section 5(a), then and in each such case the Borrower shall give written notice thereof to Holder, in accordance with Section 11 of this Note, which notice shall state the increase or decrease, if any, in the number or other denomination of the shares of common stock issuable upon the Conversion pursuant to Section 5(a), and the amount of other property receivable upon the Conversion, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (j) Adequate Shares. The Borrower will at all times reserve and keep available out of its authorized but unissued capital stock shares of common stock for the purpose of effecting the Conversion pursuant to
Section 5(a). All shares of stock which may be issuable upon the Conversion pursuant to Section 5(a) will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes (other than any taxes which may then be payable in respect of the transfer of any such shares), liens and charges with respect to the issuance thereof. The shares of stock issuable upon the Conversion pursuant to Section 5(a) shall be issued without charge to the Holder thereof for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with the Conversion and the related issuance of such shares. The Borrower shall not close its books against the transfer of shares of stock issued or issuable upon the Conversion pursuant to Section 5(a) in any manner which interferes with the timely conversion of this Note. The Borrower shall provide reasonable assistance and cooperate with any Holder of this Note as required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Borrower). The Borrower shall take all such reasonable actions as may be necessary to assure that all stock which may be issuable upon the Conversion pursuant to this
Section 5 may be issued without violation of any applicable law or governmental regulation.

         6. COVENANTS OF BORROWER WHILE NOTE IS OUTSTANDING. The Borrower agrees that, so long as there is any unpaid principal or interest outstanding or other amount due to the Holder under this Note:

                  (a) Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation tax liabilities (other than Taxes that are priority tax claims pursuant to Section 507 of the Bankruptcy Code and that are to be treated pursuant to the Chapter 11 Plan, as implemented by the Confirmation Order), except where such tax liabilities may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same, and except where such failures to pay and discharge, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

                  (b) Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except for such failures to continue and failures to preserve, renew and keep that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prohibit the abandonment or termination of the corporate existence, rights, privileges or franchises of any Subsidiary when deemed by the Borrower in good faith to be in the best interest of its overall business.

         7. INVESTMENT INTENT. The Holder hereby represents and warrants to the Borrower that the Holder is (i) an "accredited investor" as defined in Regulation D of the Act, and (ii) acquiring this Note for investment and not with a view to the distribution thereof. The Holder understands that this Note is not, and any common stock acquired on Conversion hereof at the time of issuance will not be, registered under the Act on the grounds that the issuance of this Note and such stock is exempt from registration under the Act, and that the Borrower's reliance on such exemption is predicated on the Holder's representations set forth herein. The Holder represents that it is experienced in evaluating and investing in companies such as the Borrower, is familiar with the risks associated with the business and operations of such companies, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. The Holder represents that it has had, during the course of this transaction and prior to its purchase of this Note, the opportunity to request information from and ask questions of the Borrower and its officers, employees and agents, concerning the Borrower, its assets, business and operations and to receive information and answers to such requests and questions. The Holder understands that this Note (and any stock issued on Conversion hereof) may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering this Note (or the stock issued on Conversion thereof) or an available exemption from registration under the Act, this Note (and any stock issued on Conversion thereof) must be held indefinitely.

         8. GUARANTEE. Simultaneous with the execution and delivery of this Note, Kmart Corporation (the "Guarantor") shall execute and deliver the Guarantee Agreement in the form of Exhibit A hereto.

         9. BUSINESS DAYS. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the immediately succeeding Business Day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

         10. GOVERNING LAW; CONSENT TO JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

                  THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF ILLINOIS, NEW YORK AND THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN COOK COUNTY OR NEW YORK COUNTY (THE "SELECTED COURTS"), INCLUDING THE BANKRUPTCY COURT, FOR ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE (AND AGREES NOT TO COMMENCE ANY PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS) AND WAIVES ANY OBJECTION TO VENUE BEING LAID IN ANY OF THE SELECTED COURTS WHETHER BASED ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE; PROVIDED THAT EACH OF THE BORROWER AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT FOR SO LONG AS THE BANKRUPTCY COURT RETAINS JURISDICTION.

         11.      NOTICES. All notices provided for herein shall be delivered
(a) if to the Borrower, to it at 3100 West Big Beaver Road, Troy, MI 48084,
Attn: General Counsel and (b) if to the Holder, to it at One Lafayette Place, Greenwich, CT 06830, Attn: Edward S. Lampert. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth in this Section 11 or such other address as may hereafter be designated in writing by such party to the other party.

         12.      MISCELLANEOUS.

                  (a) Amendment; Waiver. No failure or delay on the part of the Holder in exercising any power or right hereunder, and no course of dealing between the Borrower and the Holder of this Note, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and executed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No amendment to, or modification of, any provision of this Note shall in any event be effective unless the same shall be in writing and executed and delivered by the Borrower and the Holder. No waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless the same shall be in writing and executed and delivered by the party from whom such waiver or consent is sought. Any waiver of any provision of this Note, and any consent to any departure by the Borrower from the terms of any provision of this Note, shall be effective only in the specific instance and for the specific purpose for which given.

                  (b) Successors and Assigns. This Note shall inure to the benefit of the Holder of this Note and the Borrower and their respective successors and assigns and be binding upon the Holder of this Note and the Borrower and their respective successors and assigns, provided that this note shall not inure to the benefit of any Person who may subsequently become a Holder of this Note unless such Person shall assume all of the obligations of Holder under the Subordination Agreement or such obligations shall be waived by the Senior Agent (as defined in the Subordination Agreement).

                  (c) Entire Agreement. This Note and the agreements, documents and instruments executed in connection herewith, constitute the entire understanding between the Borrower and the Holder with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         13. DESCRIPTIVE HEADINGS. Section headings appearing in this Note have been inserted for convenience of reference only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Note.

         14. SEPARABILITY. Should any provision of this Note be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Note, and the parties hereto agree that the provision of this Note so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such provision had never been included herein, provided, however the parties hereto shall use their best efforts replace the provision so deemed to have been stricken herefrom with a provision that the parties reasonably believe to be valid and enforceable and which has a substantially identical economic and legal effect as the provision so deemed to have been stricken herefrom.

                  IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first written above.

                                         KMART HOLDING CORPORATION

                                         BY: /s/ RONALD B. HUTCHSION
                                             -----------------------------------
                                              NAME: RONALD B. HUTCHISON
                                              TITLE: EXECUTIVE VICE PRESIDENT,
                                                     CHIEF RESTRUCTURING OFFICER

                                    EXHIBIT A

                               GUARANTEE AGREEMENT